Exhibit 99. -  Press Release
                           PRESS RELEASE

FOR IMMEDIATE RELEASE                          CONTACT: FRANK BARACANI
  December 19, 1995                                  (812) 882-4528


1ST BANCORP ANNOUNCES SALE OF TWO INDIANA BRANCHES TO STAR FINANCIAL GROUP, INC.

Vincennes, Indiana - Vincennes-based 1ST BANCORP announced today that it closed the previously announced sale of two branches of 1ST BANCORP's thrift subsidiary, First Federal Bank, A Federal Savings Bank, located in Tipton and Kokomo, Indiana to two of STAR Financial Group, Inc.'s subsidiary banks. The Tipton office has become a branch of STAR Financial Bank, Indianapolis, Indiana, based in Anderson, Indiana, and the Kokomo office has become a branch of STAR Financial Bank, Marion, Indiana.

Deposits aggregating approximately $78.5 million and mortgage and consumer loans with a principal balance of $28.4 million were transferred in the transaction.

"This transaction is expected to contribute approximately $4.5 million after tax to our stockholders' equity and add in excess of $7.00 to our book value per share," stated C. James McCormick, CEO and Chairman of the Board. "This is a very favorable development for our shareholders and our institution."

David A. Noyes & company initiated this transaction and acted as financial advisor to 1ST BANCORP.

1ST BANCORP (NASDAQ - FBCV) is a holding company whose principal subsidiary is First Federal Bank, A Federal Savings Bank. The Bank will continue to operate a retail banking office in Vincennes, Indiana and operates loan origination offices in Indianapolis, New Albany, and Evansville, Indiana and Loveland (suburb of Cincinnati) Centerville (suburb of Dayton), and Independence (suburb of Cleveland), Ohio.